CONFIDENTIAL RESIGNATION AGREEMENT
                        AND GENERAL RELEASE OF CLAIMS

1. John P. Livingston ("Employee") hereby resigns from his employment with Maxtor Corporation ("Maxtor") effective April 8,
1994.

2. In exchange for the release of claims set forth below, upon expiration of the seven-day revocation period described below, Maxtor agrees to pay Employee the total sum of $120,000.00, equal to nine months pay, less applicable withholding. After April 8, 1994, Employee will be eligible to continue his health coverage at his own expense in accordance with federal law, provided, however, that if Employee continues to use Maxtor's health insurance program, Maxtor shall reimburse Employee his health insurance premiums for a nine month period after April 8, 1994. Employee shall also receive from Maxtor all amounts held by Maxtor for him in his 401(K) account and all amounts withheld to date for his account under the Maxpurchase 423 Plan. The amounts owing under the 401 (k) and 423 Plans will be paid to Employee in accordance with Maxtor's customary policy with respect to employees who leave the company. In addition to the above amounts, Employee will receive payment for his accrued vacation allowance, less applicable withholdings. Employee shall be entitled to exercise as vested, for a period of six months after April 8, 1994, all of his outstanding stock options, as shown on the attached schedule, whether or not otherwise vested as of April 8, 1994. Employee acknowledges that he shall be entitled to no compensation or benefits from Maxtor other than those expressly set forth in this paragraph.

3. In exchange for the benefits described in paragraph 2 above, Employee does hereby for himself and his respective legal successors and assignees, releases and absolutely discharges Maxtor and its shareholders, directors, employees, agents, attorneys, legal successors, and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, suspected, or unsuspected, which Employee now has, owns or holds, or at any other time had, owned or held or shall or may have, own, or hold against Maxtor based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, including but not limited to, any claims of wrongful discharge or age or other discrimination under the Civil Rights Act, the Age Discrimination in Employment Act, the Fair Employment and Housing Act, or any other applicable law, or any other claims or alleged claims (all of which are hereinafter included within the "Released Matter"). As used herein, "Maxtor" includes any and all parents, divisions or subsidiaries of Maxtor Corporation. This Release shall not extend to Employee's right to continued exercise of his stock options for the term set forth above. In consideration for Employee's promises and other undertakings herein, Maxtor, and its Chief Executive Officer, Laurence R. Hootnick, its officers and directors, successors and assigns, hereby release Employee, and his heirs, legal representatives, estates and successors in interest, from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which they may now have against Employee, or have ever had against him, up to the effective date of this Agreement, including but not limited to all claims arising from or in any way connected with his employment relationship with Maxtor. This release shall not extend, however, to any claims either party may have in connection with any breach by the other party of the agreements described in or provisions of Section 5 hereof.

4. Each party acknowledges that it is familiar with section 1542 of the California Civil Code which states as follows:

   A general release does not extend to claims which the creditor does  not know or suspect  to exist in his favor at the  time  of
executing  the   release,  which  if  known  by  him  must   have
materially affected his  settlement with the debtor.

Each party hereby waives any right or benefit which it has or may have under Section 1542 of the California Civil Code to the full extent that it may lawfully waive such rights and benefits pertaining to the subject matter of this General Release of Claims (the "Release"). Each party acknowledges that it may hereafter discover claims or facts in addition to or different from those that it now knows or believes to exist with respect to the subject matter of this Release, and that it is its intention to fully, finally and forever settle all of the Released Matters in exchange for the benefits set forth above.

5. Employee acknowledges and agrees that he shall continue to be bound by and comply with the terms of that certain Employee Agreement Regarding Confidentiality and inventions between Maxtor
and  Employee  dated  July  30,  1990.   Maxtor  shall  indemnify
Employee with respect to any third party claims brought against him on the same terms as indemnification is afforded to other non-officer employees, whether present or former.

6. Employee agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel except as such disclosures may be necessary for accounting or tax reporting purposes or as otherwise may be required by law.

7. Employee agrees he shall not make any critical or disparaging statements or distribute any critical or disparaging written materials concerning Maxtor, its officers, employees and/or products; provided, however, this shall not preclude Employee from giving truthful testimony in any legal proceeding, nor from engaging in truthful discussions with Maxtor's Board of Directors. Maxtor will observe its corporate policy which restricts employee references to confirmation of title and dates of employment. In the event Maxtor receives any requests for information regarding Employee from potential employers, it will direct all such inquiries to Mark Chandler. No other person will respond to such inquiries, other than to refer them to the appropriate person. In no event shall Maxtor make negative or derogatory statement about Employee.

8. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of the agreement described in paragraph 5. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any lawsuit or other action brought to enforce any right arising out of this Agreement. This Agreement may not be altered or amended except by a written document executed by Maxtor and Employee.

EMPLOYEE  UNDERSTANDS  THAT HE SHOULD CONSULT  WITH  AN  ATTORNEY
PRIOR  TO  SIGNING THIS AGREEMENT AND THAT HE IS  GIVING  UP  ANY
LEGAL CLAIMS HE HAS AGAINST MAXTOR



BY SIGNING THIS AGREEMENT, THAT HE MAY CONSIDER THIS AGREEMENT FOR 21 DAYS AND MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER HE SIGNS IT AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT SEVEN DAY PERIOD HAS PASSED. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 2.




Dated:  April 11, 1994          /s/ John P. Livingston
                                ----------------------
                                  John P. Livingston



                                  MAXTOR CORPORATION


Dated:  April 11, 1994          /s/ Sandy Taylor
                                ----------------
                                   Sandy Taylor